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                                                                    EXHIBIT: 3.2

                          CERTIFICATE OF DESIGNATIONS,
                             POWERS, PREFERENCES AND
                        RELATIVE, PARTICIPATING, OPTIONAL
                            AND OTHER SPECIAL RIGHTS
               OF THE SERIES B VOTING CONVERTIBLE PREFERRED STOCK
                                       OF

                            SIMEX TECHNOLOGIES, INC.

                             PURSUANT TO SECTION 151
                     OF THE DELAWARE GENERAL CORPORATION LAW

         SIMEX Technologies, Inc. (the "Corporation"), organized and existing under the General Corporation Law of the State of Delaware does, by its President and its Secretary and under its corporate seal, hereby certify that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors has adopted the following resolution creating the following classes and series of the Corporation's $.001 par value Voting Convertible Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

         RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), there is hereby created the following class of Voting Convertible Preferred Stock:

              - 1,496,042 shares shall be designated Series B Voting Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock").

         The designations, powers, preferences, and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock in addition to those set forth in the Certificate of Incorporation shall be as follows:

         1. VOTING RIGHTS. Each holder of Series B Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters on which holders of Common Stock are entitled to vote, casting such number of votes equal to ten (10) votes per share of Series B Preferred Stock held by such holder.

         2.       LIQUIDATION.

                  (a) Liquidation Value. In the event of any Liquidation Event which occurs prior to the Conversion (as hereinafter defined), the holders of the Series B Preferred Stock shall be entitled to be paid pari passu in the same manner as the holders of the Common Stock assuming that each share of Series B Preferred Stock equals (10) shares of Common Stock. Otherwise, the Series B Preferred Stock shall have no liquidation value.

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                  (b)      Notice of Liquidation Event. At least fifteen (15)
days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock of any Liquidation Event, such notice to be addressed to each such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the anticipated date fixed for the Liquidation Event, the Series B liquidation value, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing their Series B Preferred Stock; provided, however, that failure to so surrender such certificate or certificates shall not affect such holder's rights under this Section 2.

                  (c) Adjustment to Series B Liquidation Value. If the Corporation subdivides (by any stock split, stock dividend, recapitalization or otherwise) Series B Preferred Stock into a greater number of shares, the Series B liquidation value of such Series B Preferred Stock will be proportionately reduced, and if the Corporation combines (by reverse stock split or otherwise) Series B Preferred Stock into a lesser number of shares, the Series B liquidation value of such Series B Preferred Stock will be proportionately increased.

         3.       CONVERSION.

                  (a) Automatic Conversion and Conversion Rate. Effective May 1, 2005 (the "Conversion Date"), all shares of Series B Preferred Stock shall be converted into shares of Common Stock (the "Conversion") in accordance with the following formula: For each dollar of Probity EBITDA (as hereinafter defined) up to a maximum of Two Million Two Hundred Twenty Five Thousand Dollars ($2,225,000.00), all shares of Series B Preferred Stock shall automatically be converted into 6.649077333 shares of fully paid and nonassessable whole shares of Common Stock (the "Conversion Ratio"). Such Conversion shall be exercised by the Corporation giving the holder thereof written notice of the Conversion and the Conversion Ratio, and delivering a certificate evidencing such shares of Common Stock against delivery to the Corporation at its principal office of the certificate, duly endorsed, representing the shares of Series B Preferred Stock held by such holder.

                  (b) Probity EBITDA. "Probity EBITDA" shall mean for the period beginning May 1, 2003, and ending April 30, 2005, Consolidated Net Income of the Probity Business (as defined in that certain Agreement to Exchange Stock dated as of April 30, 2003, among the Corporation, Probity Investigations, Inc. and the Stockholders named therein) (excluding gain or loss resulting from the sale or other disposition of assets other than in the ordinary course of business) for such period, plus the aggregate amounts deducted in determining Net Income in respect of (a) income taxes for such period, (b) interest expense for such period, and (c) depreciation and amortization expense and other non-cash charges for such period, in each case determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP"). For purposes of this subparagraph, "Net Income" shall mean, for any period of determination, the net income (but not loss) of the Probity Business for such period determined in accordance with GAAP, excluding any extraordinary gains or losses during such

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period. Under no circumstances shall Probity EBITDA exceed $2,225,000.00.

                  (c) Reorganization, Reclassification, Consolidation, Merger or Sale, etc.

                           (i)      If the Corporation at any time subdivides
(by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of its Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of its Common Stock, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased concurrently with the effectiveness of such event.

                           (ii)     In case the Corporation shall declare a
dividend or make any other distribution upon any stock of the Corporation payable in Common Stock or options to purchase shares of Commons Stock or securities convertible into shares of Common Stock for no consideration without making a ratable distribution thereof to holders of Series B Preferred Stock (based upon the number of shares of Common Stock into which such Series B Preferred Stock would be convertible, assuming Conversion), then the Conversion Ratio in effect immediately prior to the declaration of such dividend or distribution shall be proportionately reduced, concurrently with the effectiveness of such declaration.

                           (iii)    Any capital reorganization,
reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation will make appropriate provisions to insure that each of the holders of Series B Preferred Stock will thereafter have the right to acquire and receive such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the Corporation purchasing such assets assumes by written instrument the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                           (iv)     If at any time prior to the Conversion Date,
it is necessary to determine the Conversion Ratio for purposes of this subparagraph, the Conversion Ratio shall be deemed to be 6.649077333.

                  (d) Fractional Shares. No payment or adjustment shall be made upon any conversion on account of any cash dividends paid or payable on the Common Stock issued upon such conversion. If any fractional interest in a share of Common Stock is deliverable upon any such conversion, the Corporation, in lieu of delivering fractional shares thereof, shall pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the Market Value of such fractional interest as of the date of conversion.

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                  (e)      Stock to be Reserved. Beginning not later than May 1,
2004, the Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation.

                  (f) No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock which are converted into shares of Common Stock as provided herein or which are repurchased by the Corporation shall not be reissued and the authorized number of Series B Preferred Stock shall be reduced upon the conversion of such Series B Preferred Stock or the repurchase thereof by the Corporation by the number of shares of such converted or repurchased Series B Preferred Stock.

                  (g) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any income or similar taxes of a holder arising in connection with a conversion or any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificates in a name other than that of the holder of the Series B Preferred Stock which is being converted.

                  (h) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner that interferes with the timely conversion of such Series B Preferred Stock.

         4.       DEFINITIONS.

         For purposes herein, the following terms shall have the meanings indicated:

         "Board of Directors" shall mean the Board of Directors of the Corporation.

         "Change of Control" shall mean (a) the sale of all or substantially all of the assets of the Corporation, (b) the merger or consolidation of the Corporation with or into any other Person whereafter the Stockholders of the Corporation fail to own fifty per cent (50%) or more of the voting power of the surviving Person, or (c) the sale (whether through one sale or multiple sales during any period of time after the date hereof) by the stockholders of the Corporation (as of the date hereof) of an aggregate of fifty per cent (50%) or more of the capital stock (by voting power) of the Corporation owned by such stockholders in the aggregate (as of the date hereof).

         "Common Stock" means, collectively, the Corporation's Common Stock, par value $.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not

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limited to a fixed sum or percentage of stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

         "Liquidation Event" shall mean (a) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and (b) any Change of Control.

         "Market Value" of any security means the average of the closing prices of such security's sale on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the "Market Value" will be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If such parties are unable to reach agreement within a reasonable period of time, such fair value will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If such Persons are unable to agree upon an appraiser, such appraiser will be selected by (i) an independent appraiser selected by the Corporation, and (ii) an independent appraiser selected by the holders of a majority of the outstanding Series B Preferred Stock; the cost of such independent appraiser determining the fair value of such consideration shall be borne by the Corporation.

         "Person" means an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization or any department or agency thereof.

         "Series B Preferred Stock" shall mean the Corporation's Series B Voting Convertible Preferred Stock, par value $.001 per share.

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         IN WITNESS WHEREOF, SIMEX Technologies, Inc. has caused this
Certificate to be duly executed by the undersigned this 30th day of April, 2003.

                                                     SIMEX TECHNOLOGIES, INC.

                                                     By: /s/C. Mickle Moye
                                                         -----------------------
                                                     Name: C. Mickle Moye
                                                     Title: Chairman

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